Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS REPORTS FULL YEAR AND FOURTH QUARTER 2022 RESULTS

Results Exceeded Management Guidance

Achieved All 2022 Commitments and Key Strategic Objectives

Expect Continued Performance Improvement in 2023

PERRYSBURG, Ohio (January 31, 2023) – O-I Glass, Inc. (“O-I”) (NYSE: OI) today reported financial results for the full year and fourth quarter ended December 31, 2022.

Full Year 2022 Results

	Earnings from Continuing Operations Earnings Per Share (Diluted)		Earnings from Continuing Operations Before Income Taxes $M		Cash Provided by Continuing Operating Activities $M
	FY22	FY21	FY22	FY21	FY22	FY21
Reported	$3.67	$0.88	$805	$332	$154	$680

	Adjusted Earnings Earnings Per Share (Diluted)		Segment Operating Profit $M		Free Cash Flow $M
	FY22	FY21	FY22	FY21	FY22	FY21
Non - GAAP[1]	$2.30 (Guidance: $2.20-$2.25)	$1.83	$960	$827	$236 (Guidance: ≥ $200)	$282

“We are pleased with O-I’s full-year 2022 performance as earnings improved from the prior year reflecting strong net price realization, continued sales volume growth and favorable operating performance,” said Andres Lopez, O-I Glass CEO.

“O-I is again delivering on its commitments. In addition to exceeding full-year guidance, we also achieved all of our key strategic objectives in 2022. Net price realization and margin expansion initiative benefits exceeded our original target. We made solid progress on our capital expansion program and will add much needed new capacity for growth starting in early 2023. Likewise, we recently broke ground on our first MAGMA greenfield project in Bowling Green, Kentucky, which should be commissioned in mid-2024. Our glass advocacy campaign is redefining the dialogue on glass, and we are making very good progress on our long-term sustainability goals. Importantly, we significantly improved our capital structure. Paddock achieved a fair and final resolution of its legacy asbestos-related liabilities and we completed our $1.5 billion portfolio optimization program with divestiture proceeds used to reduce debt and pre-fund upcoming accretive expansion initiatives.”

“Reflecting solid business momentum, we expect our performance will continue to improve in 2023 through solid execution and as we further advance our strategy. I am confident our efforts will increase shareholder value and ensure long-term prosperity for O-I,” added Lopez.

Net sales were $6.9 billion in 2022, up from $6.4 billion in the prior year primarily reflecting higher average selling prices and a one percent increase in sales volumes (in tons), despite unfavorable foreign currency translation.

Earnings from continuing operations before income taxes were $805 million in 2022, up $473 million compared to the prior year. This increase was due to higher segment operating profit and gains on the sale of the land and buildings of two of the Company’s plants in 2022, partially offset by the non-recurrence of certain charges and gains recorded in 2021, higher retained corporate and other costs and higher net interest expense in 2022 compared to the prior year.

Segment operating profit was $960 million in 2022 compared to $827 million in the prior year.

•	Americas: Segment operating profit in the Americas was $472 million compared to $456 million in 2021. Earnings benefited from favorable net price, as higher selling prices more than offset cost inflation. A decline in sales volume (in tons) of one percent was partially offset by improved mix. Operating costs reflected higher maintenance costs due to elevated project activity and unplanned production downtime partially offset by benefits from O-I’s margin expansion initiatives. Results were negatively impacted by $22 million due to divestitures while earnings benefited $6 million from foreign currency translation.

•	Europe: Segment operating profit in Europe was $488 million compared to $371 million in 2021. Earnings benefited from favorable net price as higher selling prices more than offset cost inflation, and from a four percent increase in sales volume (in tons). Operating costs reflected additional expense due to elevated project activity partially offset by benefits from O-I’s margin expansion initiatives and a subsidy received in Italy to help mitigate the impact of elevated energy costs. Results were negatively impacted by $37 million due to unfavorable foreign currency translation and $7 million related to divestitures.

Retained corporate and other costs were $232 million compared to $171 million in 2021 primarily due to higher management incentive and insurance expense, as well as elevated cost inflation.

Reported earnings were $3.67 per share (diluted) in 2022, compared to $0.88 per share (diluted) in 2021. Adjusted earnings were $2.30 per share in 2022, compared to $1.83 per share in 2021 and exceeding the most recent guidance of $2.20 to $2.25 per share.

Cash provided by continuing operating activities declined to $154 million in 2022 compared to $680 million in 2021, primarily due to the $621 million that the Company paid to fund the Paddock Trust and related expenses. Free cash flow was $236 million in 2022 compared to $282 million in 2021 and exceeding the most recent guidance of at least $200 million. Free cash flow included capital expenditures of $539 million in 2022 compared to $398 million in 2021 and most recent guidance of $575 million.

Total debt was $4.7 billion on December 31, 2022 compared to $4.8 billion at prior year end. Net debt was $3.9 billion, down from $4.1 billion in 2021. These declines primarily reflect favorable free cash flow and proceeds on divestitures, despite funding the $610 million Paddock trust. Liquidity remained strong totaling $2 billion at year-end 2022.

Fourth Quarter 2022 Results

	Earnings (Loss) from Continuing Operations Earnings Per Share (Diluted)		Earnings from Continuing Operations Before Income Taxes $M
	4Q22	4Q21	4Q22	4Q21
Reported	$0.08	$0.27	$29	$71

	Adjusted Earnings Earnings Per Share (Diluted)		Segment Operating Profit $M
	4Q22	4Q21	4Q22	4Q21
Non - GAAP1	$0.38 (Guidance: $0.28-$0.33)	$0.36	$206	$177

Net sales were $1.7 billion in the fourth quarter of 2022, up from $1.6 billion in the prior year period primarily due higher average selling prices, despite unfavorable foreign currency translation and three percent lower sales volumes (in tons) which was expected due to challenging prior year comparisons as shipments were up 5.4 percent in the fourth quarter of 2021.

Earnings from continuing operations before income taxes were $29 million in the fourth quarter of 2022, down $42 million compared to the prior year quarter. This decrease was due to higher restructuring charges and lower gains on the sale of divested business and miscellaneous assets in the fourth quarter of 2022 than the fourth quarter of 2021, partially offset by lower pension settlements and lower charges for note repurchase premiums and the write-off of finance fees and higher segment operating profit in the fourth quarter of 2022 compared to the same quarter in the prior year.

Segment operating profit was $206 million in the fourth quarter of 2022 compared to $177 million in the prior year period.

•	Americas: Segment operating profit in the Americas was $83 million compared to $99 million in the fourth quarter of 2021. Earnings benefited from favorable net price as higher selling prices more than offset cost inflation while sales volumes (in tons) declined six percent. Higher operating costs reflected additional expense due to elevated project activity partially offset by margin expansion initiative benefits. Results were negatively impacted $9 million due to divestitures while earnings benefited $1 million from foreign currency translation.

•	Europe: Segment operating profit in Europe was $123 million compared to $78 million in the fourth quarter of 2021. Earnings benefited from favorable net price as higher selling prices more than offset cost inflation and sales volume (in tons) increased one percent. Operating costs reflected additional expense due to elevated project activity partially offset by margin expansion initiative benefits. Results were negatively impacted by $5 million due to unfavorable foreign currency translation and $2 million related to divestitures.

Retained corporate and other costs were $66 million compared to $45 million in the fourth quarter of 2021, primarily due to higher management incentive and insurance expense, as well as elevated cost inflation.

Reported earnings were $0.08 per share (diluted) in the fourth quarter of 2022 compared to $0.27 per share (diluted) in the fourth quarter of 2021. Adjusted earnings were $0.38 per share in the fourth quarter of 2022, compared to $0.36 per share in the prior year quarter and exceeding most recent guidance of $0.28 to $0.33 per share.

2023 Outlook

	Full Year 2023 Guidance	1Q23 Guidance
Sales Volume Growth (in Tons)	Flat to +1%	Down LSD
Adjusted Earnings Per Share	> $2.50	$0.80 - $0.85
Free Cash Flow ($M)	≥ $450 aFCF / ≥ $150 FCF	n/a
Capital Expenditures ($M)	~ $700 - $725	n/a

“We have good momentum heading into 2023 and expect improved results reflecting strong net price realization despite higher interest expense. Sales volume should be flat or up slightly. New capacity will enable higher shipments, which we expect to be tempered by record low inventory levels and normalization of asset maintenance activity as supply chain issues begin to ease. Operating costs are expected to benefit from continued margin expansion initiatives benefits which should mostly offset higher expense associated with elevated asset project activity. Overall, we anticipate higher earnings and adjusted free cash flow as we continue to improve our balance sheet position,” said Lopez.

“First quarter 2023 adjusted earnings should approximate $0.80 to $0.85 per share compared to the prior year quarter of $0.56 per share. Significantly higher earnings will reflect strong net price realization and the favorable impact of inventory revaluation despite modestly lower sales volumes given challenging prior year comparisons as shipments were up 6.4 percent in the first quarter of 2022,” concluded Lopez.

O-I’s earnings outlook assumes foreign currency rates as of January 30, 2023, earnings dilution from the company’s portfolio optimization program, and incremental interest expense due to higher prevailing interest rates and debt incurred to fund the Paddock 524(g) trust. The effective tax rate should approximate 26 to 29 percent. The earnings and cash flow guidance ranges may not fully reflect uncertainty in macroeconomic conditions, currency rates, and further pandemic effects such as supply chain and labor challenges, among other factors.

Conference Call Scheduled for February 1, 2023

O-I CEO Andres Lopez and CFO John Haudrich will conduct a conference call to discuss the company’s latest results on Wednesday, February 1, 2023, at 8:00 a.m. EST A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the News and Events section. A replay of the call will be available on the website for a year following the event.

Contact:      Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s first quarter 2023 earnings conference call is currently scheduled for Wednesday, April 26, 2023, at 8:00 a.m. EST.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it’s also pure and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of more than 24,000 people across 69 plants in 19 countries, O-I achieved net sales of $6.9 billion in 2022. Learn more about us: o-i.com / Facebook / Twitter / Instagram / LinkedIn

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, free cash flow, adjusted free cash flow, segment operating profit and net debt provide relevant and useful supplemental financial information that is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings from continuing operations attributable to the company, exclusive of items management considers not representative of ongoing operations and other adjustments because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings from continuing operations before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments. Management uses adjusted earnings, adjusted earnings per share, segment operating profit, to evaluate its period-over-period operating performance because it believes these provide useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations.  The above non-GAAP financial measures may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

Net debt is defined as total debt less cash. Management uses net debt to analyze the liquidity of the company.

Further, free cash flow relates to cash provided by continuing operating activities plus cash payments to the Paddock 524(g) trust and related expenses less cash payments for property, plant, and equipment. Adjusted free cash flow relates to cash provided by operating activities plus cash payments to the Paddock 524(g) trust and related expenses less cash payments for property, plant and equipment plus cash payments for property, plant and equipment related to strategic or expansion projects. Management has historically used free cash flow and adjusted free cash flow to evaluate its period-over-period cash generation performance because it believes these have provided useful supplemental measures related to its principal business activity. It should not be inferred that the entire free cash flow or adjusted free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from these measures. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (“O-I Glass” or the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, war, civil disturbance or acts of terrorism, natural disasters, and weather, (2) cost and availability of raw materials, labor, energy and transportation (including impacts related to the current conflict between Russia and Ukraine and disruptions in supply of raw materials caused by transportation delays), (3) the impact of the COVID-19 pandemic and the various governmental, industry and consumer actions related thereto, (4) competitive pressures, consumer preferences for alternative forms of packaging or consolidation among competitors and customers, (5) the Company’s ability to improve its glass melting technology, known as the MAGMA program, and implement it within the timeframe expected, (6) unanticipated operational disruptions, including higher capital spending, (7) the failure of the Company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (8) the Company’s ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving the Company’s operating efficiency and working capital management, and achieving cost savings, (9) the Company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (10) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (11) the Company’s ability to achieve its strategic plan, (12) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (13) the ability of the Company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (14) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt on favorable terms, (15) foreign currency fluctuations relative to the U.S. dollar, (16) changes in tax laws or U.S. trade policies, (17) risks related to recycling and recycled content laws and regulations, (18) risks related to climate-change and air emissions, including related laws or regulations and increased ESG scrutiny and changing expectations from stakeholders regulations and the other risk factors discussed in the company's filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results or operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

O-I GLASS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended December 31		Year ended December 31
Unaudited	2022	2021	2022	2021
Net sales	$1,693	$1,588	$6,856	$6,357
Cost of goods sold	(1,434)	(1,350)	(5,643)	(5,266)

Gross profit	259	238	1,213	1,091

Selling and administrative expense	(126)	(108)	(496)	(433)
Research, development and engineering expense	(23)	(25)	(79)	(82)
Interest expense, net	(64)	(64)	(239)	(216)
Equity earnings	36	26	107	90
Other income (expense), net	(53)	4	299	(118)

Earnings from continuing operations before income taxes	29	71	805	332

Provision for income taxes	(14)	(23)	(178)	(167)

Earnings from continuing operations	15	48	627	165

Gain from discontinued operations				7

Net earnings	15	48	627	172

Net earnings attributable to noncontrolling interests	(2)	(5)	(43)	(23)

Net earnings attributable to the Company	$13	$43	$584	$149

Amounts attributable to the Company:
Earnings from continuing operations	$13	$43	$584	$142
Gain from discontinued operations				7
Net earnings	$13	$43	$584	$149

Basic earnings per share:
Earnings from continuing operations	$0.09	$0.28	$3.76	$0.90
Gain from discontinued operations				$0.05
Net Earnings	$0.09	$0.28	$3.76	$0.95
Weighted average shares outstanding (thousands)	154,604	156,318	155,309	157,150

Diluted earnings per share:
Earnings from continuing operations	$0.08	$0.27	$3.67	$0.88
Gain from discontinued operations				0.05
Net earnings	$0.08	$0.27	$3.67	$0.93
Diluted average shares (thousands)	159,271	159,823	158,985	160,309

O-I GLASS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	December 31,	December 31,
Unaudited	2022	2021
Assets
Current assets:
Cash and cash equivalents	$773	$725
Trade receivables, net	760	692
Inventories	848	816
Prepaid expenses and other current assets	222	237
Assets held for sale		49
Total current assets	2,603	2,519

Property, plant and equipment, net	2,962	2,817
Goodwill	1,813	1,840
Intangibles, net	262	286
Other assets	1,421	1,370

Total assets	$9,061	$8,832

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$1,355	$1,210
Short-term loans and long-term debt due within one year	345	72
Other liabilities	657	551
Liabilities held for sale		13
Total current liabilities	2,357	1,846

Long-term debt	4,371	4,753
Paddock support agreement liability		625
Other long-term liabilities	805	781
Share owners' equity	1,528	827

Total liabilities and share owners' equity	$9,061	$8,832

O-I GLASS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended December 31		Year ended December 31
Unaudited	2022	2021	2022	2021
Cash flows from operating activities:
Net earnings	$15	$48	$627	$172
Gain from discontinued operations				(7)
Non-cash charges
Depreciation and amortization	118	114	465	463
Pension expense	9	8	34	32
Restructuring, asset impairment and related charges	29	8	50	28
Charge related to Paddock support agreement liability				154
Brazil indirect tax credit		(2)		(71)
Pension settlements	15	69	20	74
Gain on sale of divested business and miscellaneous assets		(84)	(55)	(84)
Gain on sale leasebacks			(334)
Cash payments
Pension contributions	(4)	(51)	(26)	(84)
Cash paid for restructuring activities	(6)	(16)	(20)	(30)
Paddock Trust settlement payment and related expenses	(3)		(621)
Change in components of working capital (a)	257	126	95	(13)
Other, net (b)	(52)	11	(81)	46
Cash provided by continuing operating activities	378	231	154	680
Cash provided by discontinued operating activities				7
Total cash provided by operating activities	378	231	154	687

Cash flows from investing activities:
Cash payments for property, plant and equipment	(193)	(130)	(539)	(398)
Contributions and advances to joint ventures	(1)		(12)
Net cash proceeds on disposal of other businesses and misc. assets	2	114	98	122
Net cash proceeds on sale leasebacks			368
Net cash proceeds on sale of ANZ business				58
Reconsolidation of Reorganized Paddock			12
Net cash payments for hedging activity	(13)	(2)	(24)	(2)
Cash utilized in investing activities	(205)	(18)	(97)	(220)

Cash flows from financing activities:
Changes in borrowings, net	(25)	(65)	(29)	(184)
Shares repurchased	(10)	(10)	(40)	(40)
Payment of finance fees		(16)	(29)	(16)
Net cash receipts (payments) for hedging activity	95	(5)	133	(15)
Distributions to noncontrolling interests		(6)	(27)	(16)
Issuance of common stock and other			(2)	(2)
Cash provided by (utlilized in) financing activities	60	(102)	6	(273)
Effect of exchange rate fluctuations on cash	17	(11)	(15)	(29)
Increase in cash incl cash classified within current assets held for sale	250	100	48	165
Less: decrease in cash classified within current assets held for sale		(3)		(3)
Cash at beginning of period	523	628	725	563
Cash at end of period	$773	$725	$773	$725

(a)	The Company uses various factoring programs to sell certain receivables to financial institutions as part of managing its cash flows. At December 31, 2022, December 31, 2021 and December 31, 2020, the amount of receivables sold by the Company was $535 million, $481 million and $436 million, respectively. For the years ended December 31, 2022 and 2021, the Company's use of its factoring programs resulted in increases of $54 million and $45 million to cash from operating activities, respectively.

(b)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

O-I GLASS, INC.

Reportable Segment Information and Reconciliation to Earnings Before Income Taxes

(Dollars in millions)

	Three months ended December 31		Year ended December 31
Unaudited	2022	2021	2022	2021
Net sales:
Americas	$937	$906	$3,835	$3,557
Europe	724	647	2,878	2,687
Reportable segment totals	1,661	1,553	6,713	6,244

Other	32	35	143	113
Net sales	$1,693	$1,588	$6,856	$6,357

Earnings from continuing operations before income taxes	$29	$71	$805	$332
Items excluded from segment operating profit:
Retained corporate costs and other	66	45	232	171
Items not considered representative of ongoing operations (a)	47	(3)	(316)	108
Interest expense, net	64	64	239	216
Segment operating profit (b):	$206	$177	$960	$827

Americas	$83	$99	$472	$456
Europe	123	78	488	371
Reportable segment totals	$206	$177	$960	$827

Ratio of earnings before income taxes to net sales	12.2%	11.1%	14.0%	13.0%

Segment operating profit margin (c):
Americas	8.9%	10.9%	12.3%	12.8%
Europe	17.0%	12.1%	17.0%	13.8%

Reportable segment margin totals	12.4%	11.4%	14.3%	13.2%

(a)	Reference reconciliation for adjusted earnings.

(b)	Segment operating profit consists of consolidated earnings from continuing operations before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs and other adjustments.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(c)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I GLASS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

	Three months ended December 31
Unaudited	Americas	Europe	Total
Net sales for reportable segments- 2021	$906	$647	$1,553
Effects of changing foreign currency rates (a)	3	(64)	(61)
Price	90	145	235
Sales volume & mix	(45)	(4)	(49)
Divestiture	(17)		(17)
Total reconciling items	31	77	108
Net sales for reportable segments- 2022	$937	$724	$1,661

	Three months ended December 31
	Americas	Europe	Total
Segment operating profit - 2021	$99	$78	$177
Effects of changing foreign currency rates (a)	1	(5)	(4)
Net price (net of cost inflation)	36	90	126
Sales volume & mix	(13)	(1)	(14)
Operating costs	(31)	(37)	(68)
Divestitures	(9)	(2)	(11)
Total reconciling items	(16)	45	29
Segment operating profit - 2022	$83	$123	$206

	Year ended December 31
	Americas	Europe	Total
Net sales for reportable segments- 2021	$3,557	$2,687	$6,244
Effects of changing foreign currency rates (a)	(4)	(298)	(303)
Price	370	434	805
Sales volume & mix	(36)	55	19
Divestiture	(52)		(52)
Total reconciling items	278	191	469
Net sales for reportable segments- 2022	$3,835	$2,878	$6,713

	Year ended December 31
	Americas	Europe	Total
Segment operating profit - 2021	$456	$371	$827
Effects of changing foreign currency rates (a)	6	(37)	(31)
Net price (net of cost inflation)	53	178	231
Sales volume & mix	(3)	13	10
Operating costs	(18)	(30)	(48)
Divestitures	(22)	(7)	(29)
Total reconciling items	16	117	133
Segment operating profit - 2022	$472	$488	$960

(a) Currency effect on net sales and segment operating profit determined by using 2022 foreign currency exchange rates to translate 2021 local currency results

O-I GLASS, INC.

Reconciliation for Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

Unaudited

	Three months ended December 31		Year ended December 31		Three months ended March 31
	2022	2021	2022	2021	2022
Earnings from continuing operations attributable to the Company	$13	$43	$584	$142	$88
Items impacting other income (expense), net:
Charge related to Paddock support agreement liability				154
Restructuring, asset impairment and other charges	32	14	53	35
Gain on sale of divested businesses and miscellaneous assets		(84)	(55)	(84)	(55)
Gain on sale leasebacks			(334)
Brazil indirect tax credit		(2)		(71)
Pension settlement charges	15	69	20	74
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees		13	26	13	18
Items impacting income tax:
Tax charge recorded for certain tax adjustments	2	5	2	5
Net expense (benefit) for income tax on items above	(2)		41	27	10
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above		(1)	29	(1)	29
Total adjusting items (non-GAAP)	$47	$14	$(218)	$152	$2

Adjusted earnings (non-GAAP)	$60	$57	$366	$294	$90

Diluted average shares (thousands)	159,271	159,823	158,985	160,309	158,798

Earnings per share from continuing operations (diluted)	$0.08	$0.27	$3.67	$0.88	$0.55
Adjusted earnings per share (non-GAAP)	$0.38	$0.36	$2.30	$1.83	$0.56

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share, for the three months ending March 31, 2023 and year ending December 31, 2023 to its most directly comparable GAAP financial measure, earnings from continuing operations attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts.  Earnings from continuing operations attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items.  The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly.  Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to earnings from continuing operations attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

O-I GLASS, INC.

Reconciliation to Free Cash Flow and Adjusted Free Cash Flow

(Dollars in millions)

			Current Forecast
	Year Ended	Year Ended	for Year Ended
Unaudited	December 31, 2022	December 31, 2021	December 31, 2023
Cash provided by continuing operating activities	$154	$680	$850
Addback: Funding of Paddock 524(g) trust and related expenses	621	-
Cash payments for property, plant and equipment	(539)	(398)	(700)
Free cash flow (non-GAAP)	$236	$282	$150
Addback: Cash payments for property, plant and equipment - strategic/expansion only (non-GAAP)	190		300
Adjusted free cash flow (non-GAAP)	$426		$450

O-I GLASS, INC.

Reconciliation to Net Debt

Unaudited	December 31, 2022	December 31, 2021
Total debt	$4,716	$4,825
Cash and cash equivalents	773	725
Net Debt (non-GAAP)	$3,943	$4,100

O-I GLASS, INC.

Reconciliation to Adjusted Effective Tax Rate

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted effective tax rate, for the year ending December 31, 2023, to its most directly comparable GAAP financial measure, provision for income taxes divided by earnings (loss) from continuing operations before income taxes, because management cannot reliably predict all of the necessary components of these GAAP financial measures without unreasonable efforts.  Earnings (loss) from continuing  operations before income taxes includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the provision for income taxes would include the income tax effect on such items.  The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly,  the Company is unable to provide a reconciliation of adjusted effective tax rate to earnings (loss) from continuing operations before income taxes divided by provision for income taxes or address the probable significance of the unavailable information, which could be material to the Company's future financial results.